                                            FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-61823

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED NOVEMBER 13, 1998)

                                  $75,000,000

                               GETTY IMAGES, INC.

                      4.75% CONVERTIBLE SUBORDINATED NOTES
                                    DUE 2003

     This Prospectus Supplement supplements information contained in that certain prospectus dated November 13, 1998 (the "Prospectus") relating to the potential sale from time to time of up to $75,000,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Holders" with respect to the Selling Holders and the principal amounts of Registrable Notes beneficially owned by such Selling Holder that may be offered pursuant to the Prospectus, as amended or supplemented:

Helix Convertible Opportunities L.P..........  1,140,000     39,989     39,989
NationsBanc Montgomery Securities............    815,000     28,589     28,589
Helix Convertible Opportunities Fund.........    600,000     21,047     21,047
Jackson Investment Fund Ltd. ................    500,000     17,539     17,539
Hambrecht & Quist, LLC.......................    200,000      7,016      7,016
World Wide Transactions Ltd. ................    120,000      4,209      4,209
WR Investment Partners L.P. .................    100,000      3,508      3,508
Shepherd Management Services.................     40,000      1,403      1,403

     The line item "BT Alex. Brown Inc. . . . 5,980,000, 209,769, 209,769"
contained in the table set forth in the Prospectus under the caption "Selling Holders" shall be deleted in its entirety and replaced with the following:

BT Alex. Brown Inc...........................  3,000,000    105,235    105,235

     All information provided in this Prospectus Supplement is as of January 22, 1999.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 11, 1999.